Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

Masonite International Corporation Reports 2018 First Quarter Financial Results

(Tampa, FL, May 2, 2018) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended April 1, 2018.

Executive Summary - 1Q18 versus 1Q17

•	Net sales increased 6% to $518 million versus $487 million. Excluding foreign exchange, net sales increased 3%.

•	Net income attributable to Masonite of $21 million compared to $24 million. The first quarter of 2017 included $5 million of discrete tax benefit related to share based compensation.

•	Diluted earnings per share decreased to $0.73 from $0.77.

•	Adjusted EBITDA* increased 17% to $61 million versus $53 million.

•	Repurchased 691,783 shares of stock in the first quarter for approximately $44 million.

“We are pleased with the higher margins we delivered in the first quarter versus the first quarter last year as we offset higher raw material inflation through a combination of price and productivity actions.  While harsh winter conditions in both North America and the UK created a slow start to the year, we experienced positive momentum through the quarter and into April,” said Fred Lynch, President and Chief Executive Officer.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

First Quarter 2018 Discussion
Net sales increased 6% to $518 million in the first quarter of 2018, from $487 million in the comparable period of 2017. The increase in net sales was the result of a 3% increase in average unit price (AUP), and a 3% benefit from foreign exchange. Increased volume in our North American Residential segment and from recent acquisitions was essentially offset by lower volume in Architectural and the Europe base business.

•	North American Residential net sales were $360 million, a 6% increase over the first quarter of 2017, driven by a 3% increase in volume, a 2% increase in AUP, and a 1% benefit from foreign exchange.

•
Europe net sales were $87 million, a 24% increase from the first quarter of 2017. The sales increase was due to a 13% benefit from foreign exchange and an 8% increase in AUP. The acquisition of DW3 in January of 2018 added a 16% increase in net sales while base volume in Europe declined approximately 12% primarily due to unusually harsh winter conditions.

•
Architectural net sales were $67 million, a 7% decrease from the first quarter of 2017. The 2017 acquisition of A&F Wood Products contributed 4% of incremental net sales and an increase in AUP contributed 4%. Sales volume in the base business was down 15% on slower end market demand and order flow due to timing of major projects and inclement weather early in the quarter.

Total company gross profit increased 10% to $105 million in the first quarter of 2018 compared to $96 million in the first quarter of 2017. Gross profit margin increased 80 basis points to 20.4%, due primarily to higher AUP and improved factory productivity.

Selling, general and administrative expenses (SG&A) of $68 million increased $3 million, or 5%, compared to the first quarter of 2017. The increase in SG&A was driven by foreign exchange increases and additional costs from recent acquisitions. SG&A as a percentage of net sales was 13.2%, a 20 basis point improvement compared to the first quarter of 2017.

Net income attributable to Masonite decreased $3 million to $21 million in the first quarter of 2018. In the first quarter of 2017 we recognized $5 million of income tax benefit due to the exercise and delivery of share based awards. Adjusted EBITDA* increased 17% to $61 million in the first quarter of 2018 from $53 million in the first quarter of 2017.

Diluted earnings per share were $0.73 in the first quarter of 2018 compared to $0.77 in the comparable 2017 period. The $5 million of income tax benefit added approximately $0.17 to diluted earnings per share in the first quarter of 2017. Adjusted diluted earnings per share matched diluted earnings per share in the first quarter of 2017 and 2018.

Masonite repurchased 691,783 shares of stock in the first quarter for $44 million, at an average price of $63.88.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2018 outlook, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions, including foreign exchange rate fluctuation and inflation; levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity; the United Kingdom's formal trigger of the two year process for its exit from the European Union and related negotiations; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or wages or any shortage in supplies or labor; our ability to keep pace with technological developments; cyber security threats and attacks; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries, and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Beginning in the fourth quarter of 2017, we revised our calculation of Adjusted EPS to exclude the beneficial impact of the deferred tax revaluation recognized as a result of The Tax Cuts and Jobs Act of 2017 and the release of a valuation allowance in Canada as such tax assets are likely to be realized in future periods. The revision to this definition had no impact on our reported Adjusted EPS for the three months ended April 1, 2018 or April 2, 2017. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2017 net sales	$338.0	$70.0	$71.8	$7.3	$487.2
Acquisition volume	—	11.2	2.9	—	14.1	2.9%
Base volume	11.4	(8.6)	(11.1)	(1.3)	(9.7)	(2.0)%
Average unit price	6.4	5.6	3.2	—	15.2	3.1%
Components and other	(0.1)	(0.1)	(0.5)	(1.7)	(2.4)	(0.5)%
Foreign exchange	4.0	9.0	0.4	0.1	13.5	2.8%
Year to date 2018 net sales	$359.7	$87.1	$66.7	$4.4	$517.9
Year over year growth, net sales	6.4%	24.4%	(7.1)%	(39.7)%	6.3%

Year to date 2017 Adjusted EBITDA	$44.9	$7.7	$5.2	$(5.3)	$52.6
Year to date 2018 Adjusted EBITDA	50.4	9.9	7.7	(6.6)	61.4
Year over year growth, Adjusted EBITDA	12.2%	28.6%	48.1%	nm	16.7%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017
Net sales	$517,879	$487,181
Cost of goods sold	412,450	391,624
Gross profit	105,429	95,557
Gross profit as a % of net sales	20.4%	19.6%

Selling, general and administration expenses	68,211	65,110
Selling, general and administration expenses as a % of net sales	13.2%	13.4%

Restructuring costs, net	—	293
Operating income (loss)	37,218	30,154
Interest expense (income), net	8,756	7,024
Other expense (income), net	(272)	(514)
Income (loss) from continuing operations before income tax expense (benefit)	28,734	23,644
Income tax expense (benefit)	6,701	(1,679)
Income (loss) from continuing operations	22,033	25,323
Income (loss) from discontinued operations, net of tax	(250)	(245)
Net income (loss)	21,783	25,078
Less: net income (loss) attributable to non-controlling interest	957	1,513
Net income (loss) attributable to Masonite	$20,826	$23,565

Earnings (loss) per common share attributable to Masonite:
Basic	$0.74	$0.79
Diluted	$0.73	$0.77

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.75	$0.80
Diluted	$0.74	$0.78

Shares used in computing basic earnings per share	28,189,790	29,861,099
Shares used in computing diluted earnings per share	28,672,262	30,454,988

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	April 1, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$37,651	$176,669
Restricted cash	11,220	11,895
Accounts receivable, net	296,306	269,235
Inventories, net	241,414	234,042
Prepaid expenses	29,032	27,665
Income taxes receivable	1,859	2,364
Total current assets	617,482	721,870
Property, plant and equipment, net	585,225	573,559
Investment in equity investees	11,621	11,310
Goodwill	175,870	138,449
Intangible assets, net	239,862	182,484
Long-term deferred income taxes	27,715	29,899
Other assets, net	25,789	22,687
Total assets	$1,683,564	$1,680,258

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$110,956	$94,497
Accrued expenses	114,454	126,759
Income taxes payable	1,790	869
Total current liabilities	227,200	222,125
Long-term debt	625,694	625,657
Long-term deferred income taxes	75,682	60,820
Other liabilities	35,415	35,754
Total liabilities	963,991	944,356
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 27,851,728 and 28,369,877 shares issued and outstanding as of April 1, 2018, and December 31, 2017, respectively	619,554	624,403
Additional paid-in capital	217,228	226,528
Accumulated deficit	(26,286)	(18,150)
Accumulated other comprehensive income (loss)	(103,935)	(110,152)
Total equity attributable to Masonite	706,561	722,629
Equity attributable to non-controlling interests	13,012	13,273
Total equity	719,573	735,902
Total liabilities and equity	$1,683,564	$1,680,258

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	April 1, 2018	April 2, 2017
Net income (loss) attributable to Masonite	$20,826	$23,565

Add: Asset impairment	—	—
Add: Loss (gain) on disposal of subsidiaries	—	—
Tax impact of adjustments	—	—
Adjusted net income (loss) attributable to Masonite	$20,826	$23,565

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$0.73	$0.77
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.73	$0.77

Shares used in computing diluted EPS	28,672,262	30,454,988

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended April 1, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$50,398	$9,930	$7,660	$(6,574)	$61,414
Less (plus):
Depreciation	7,344	2,303	2,030	2,257	13,934
Amortization	481	3,239	2,254	611	6,585
Share based compensation expense	—	—	—	3,065	3,065
Loss (gain) on disposal of property, plant and equipment	533	—	79	—	612
Interest expense (income), net	—	—	—	8,756	8,756
Other expense (income), net	—	35	—	(307)	(272)
Income tax expense (benefit)	—	—	—	6,701	6,701
Loss (income) from discontinued operations, net of tax	—	—	—	250	250
Net income (loss) attributable to non-controlling interest	970	—	—	(13)	957
Net income (loss) attributable to Masonite	$41,070	$4,353	$3,297	$(27,894)	$20,826

	Three Months Ended April 2, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$44,937	$7,738	$5,214	$(5,295)	$52,594
Less (plus):
Depreciation	7,484	1,810	2,370	2,360	14,024
Amortization	993	1,667	2,161	1,149	5,970
Share based compensation expense	—	—	—	2,427	2,427
Loss (gain) on disposal of property, plant and equipment	(399)	140	(27)	12	(274)
Restructuring costs	—	—	271	22	293
Interest expense (income), net	—	—	—	7,024	7,024
Other expense (income), net	—	157	—	(671)	(514)
Income tax expense (benefit)	—	—	—	(1,679)	(1,679)
Loss (income) from discontinued operations, net of tax	—	—	—	245	245
Net income (loss) attributable to non-controlling interest	917	—	—	596	1,513
Net income (loss) attributable to Masonite	$35,942	$3,964	$439	$(16,780)	$23,565